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                                                                    Exhibit 99.1



                               PARK BANCORP, INC.
                2740 West 55th Street, Chicago, Illinois  60632


                                 PRESS RELEASE


FOR FURTHER INFORMATION, CONTACT:                 FOR IMMEDIATE RELEASE
                                                  MARCH 12, 1997
              David Remijas
              President
              (630) 969-8900

      PARK BANCORP, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

CHICAGO MARCH 12, 1997 - PARK BANCORP, INC. (NASDAQ: PFED), the holding company for Park Federal Savings Bank, today announced that its board of directors has authorized and it has received approval from the Department of Treasury, Office of Thrift Supervision to repurchase up to 10% or 270,144 shares of the Company's outstanding common stock over the next six months. The Company currently has 2,701,441 shares of common stock outstanding.

      Stock repurchased under the program will be made in open market or negotiated transactions and will commence immediately. The purchased stock will be used to fulfill the Company's obligations under its stock-based incentive plan and for general corporate purposes.

      "This repurchase of up to 10% of the Company's outstanding common stock is an effective use of our excess capital that we believe will have a positive impact on the value of our shareholders' investment," said David A. Remijas, Chairman and President.

        Headquartered in Chicago, Park Federal Savings Bank is a community-oriented institution offering a variety of retail financial services to meet the needs of the communities it serves. The bank currently operates 3 full-service offices, two of which are located on the southwest side of Chicago and one in suburban Westmont, Illinois.